STOCK PURCHASE AGREEMENT

Seller:

Marc Siegel
943 Lake Wyman Road
Boca Raton, FL 33431

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made this January 23, 2009 between Marc Siegel (the “Seller” or “Siegel”), and China Direct, Inc., referred to as the (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns directly 4,400,000 shares of China Direct, Inc. common stock, par value $0.0001 per share (the “Common Stock”); and

WHEREAS, the Purchaser desire to purchase an aggregate of 1,500,000 shares of Common Stock of China Direct, Inc. (the “Shares”) from the Seller on the terms and conditions set forth in this Agreement; and

WHEREAS, the Seller desires to sell the Shares to the Purchaser on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Seller and the PurchaserPurchaser hereby agree as follows:

1. Incorporation by reference.  The above recitals are herein incorporated by reference.

2. Purchase and Sale.  The Purchaser shall purchase from Seller, and the Seller shall sell to the Purchaser, the Shares on the terms and conditions of this Agreement.

3. Consideration/Purchase Price.  In consideration of the transfer by Seller of the Shares to the Purchaser, the Purchaser shall deliver to the Seller the purchase price of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) ($1.10 per Share) representing payment for the Shares which shall be transferred on the date hereof.

4. Obligations of Seller.  Upon the date hereof, Seller shall deliver to the Purchaser or its designees, the Shares.

5. Obligations of the Purchaser.  Upon the date hereof, the Purchaser shall deliver to the Seller the Purchase Price pursuant to the terms of Section 3 of this Agreement.

6. Closing and Condition to Closing.  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before January 23, 2009 (the “Closing Date”).

7. Representations and Warranties of the Purchaser.

    A.  Authority of the Purchaser; Execution of Agreement.  The Purchaser have all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by them hereunder.  No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by them hereunder.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

    B. The Purchaser is an experienced and sophisticated investors, able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Shares.

8. Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if physically delivered; delivered by overnight delivery, confirmed telecopy, telegram or courier; or three days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, addressed to the recipient at the address listed at the top of the first page of this Agreement.  Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address will be effective only upon receipt.

9. Miscellaneous.

A. Assurances.  All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

B. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

C. Amendment.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

D. Choice of Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida.

E. Effect of Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

F. Non-Public Information.  China Direct, Inc. represents that neither it nor any other person acting on its behalf has provided Siegel with any information that it believes constitutes material non-public information.  China Direct, Inc. agrees that neither it nor any other person acting on its behalf will provide Siegel with any information that it believes constitutes material non-public information, unless prior thereto Siegel shall have agreed in writing to receive such information.

G.  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

H.           Enforcement.  Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.  Venue for any such action, in addition to any other venue permitted by statute, will be in Broward County, Florida.

I.      Binding Nature.  This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties to this Agreement.

J.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

K.           Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

The parties, as evidenced by their signatures below, acknowledge that this Agreement has been presented to their attorneys and that their attorneys have had the opportunity to review and explain to them the terms and provisions of the Agreement, and that they fully understand those terms and provisions.

IN WITNESS WHEREOF, the parties have respectively caused this Agreement to be executed on January 23, 2009.

Purchaser:

China Direct, Inc.
(Purchaser)

Authorized Officer

By: Yuejian Wang, Ph.D., Chief Executive Officer
(print name)

/s/ Yuejian Wang
(sign name)

431 Fairway Drive
Deerfield Beach, FL 33411
954.363.7333 Phone
954.363.7320 Fax

Seller: Marc Siegel Marc Siegel (print name) /s/ Marc Siegel (sign name) 943 Lake Wyman Road Boca Raton, FL 33431